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                                                                    EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT
                             --------------------


This employment agreement (the "Agreement") is effective as of May 1, 2000 (the "Effective Date"), by and between Keryx Biopharmaceuticals (Israel) Ltd., an Israeli company with it principal place of business at Sha'arei Ha'ir, 216 Jaffa Road, Jerusalem (the "Company") and Morris Laster, I.D. No. 069455137, of 40 Segal Street, Jerusalem (the "Employee").

Whereas the Company desires to continue to employ the Employee in the position of Chief Executive Officer (the "Position");

Whereas the Employee desires have his employment continued by the Company and fulfill the responsibilities of the Position; and

Whereas the parties desire to set forth the conditions of employment pursuant to which the Employee will be continued to be employed by the Company;

It is hereby agreed by and between the parties as follows:

1.  Preamble

The preamble to this Agreement and any attachments thereto are an integral part of this Agreement.

2.  Job Description

The Employee shall have the title of Chief Executive Officer and shall be responsible for the overall management, direction and leadership of the Company. He shall report directly to the Board of Directors. The description of responsibilities set forth herein shall serve as a general statement of the duties, responsibilities and authority of the Employee. Additional duties, responsibilities and authority may be assigned to the Employee by the Board of Directors from time to time in its reasonable discretion.

3.  Working Hours

The Employee shall be employed by the Company on a full-time basis, namely for not less than forty-four (44) hours per week (inclusive of meal time). The Employee agrees that his position is considered to be a management position as defined in the Hours of Work and Rest Law - 1951, which requires a special measure of personal trust. Accordingly, the provisions of the Hours of Work and Rest Law - 1951 shall not apply and the Employee shall not be entitled to receive any additional payment for his work other than those that are set forth in this Agreement.
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4.Term of Agreement

Unless terminated earlier as hereinafter provided, this Agreement shall take effect from the Effective Date and shall remain in effect through the third anniversary of such date, at which time it shall be automatically renewed for an additional three year term unless either party has provided written notice of its intent not to renew prior to the second anniversary of the Effective Date.

5.  Annual Salary

  5.1. The Employee's annual salary shall be as follows:

          5.1.1. The Employee shall receive an annual gross salary of two hundred and twenty five thousand dollars ($225,000), payable in New Israeli Shekels according the representative rate of exchange in effect each month at the time Company salaries are calculated. The Employees salary shall be paid in twelve equal installments, monthly in arrears.

          5.1.2. On each anniversary date of this Agreement, the Employee's annual gross salary shall be increased by an amount to be determined by the Board of Directors, but in no event shall such increase be less than the increase in the Israeli Cost of Living Index for the year each anniversary date.

          5.1.3 The salary set forth in paragraph 5.1.1, above, shall be referred to as the "Global Salary". The linkage of the Global Salary to the United States dollar is in lieu of any generally-applicable increases, whether the statutory cost of living increase ("Tosefet Yoker") or any other industry-wide increase applicable as the result of collective bargaining agreements or other order of the Ministry of Labor and Welfare (such as Tzavei Harhava). By signing this Agreement and accepting employment pursuant to its terms, the Employee represents that s/he will not claim any such increase.

          5.1.4. The Employee shall not be entitled to receive from the Company any salary or payment of any kind other than the Global Salary and other payments specifically set forth in this Agreement or properly authorized by the Board of Directors and, should the Employee be a director of the Company at the time such other payments not specifically included in this Agreement are made, also by the shareholders of the Company.
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  5.2.  Other Terms of Employment

          5.2.1. Bonuses: The Employee shall be entitled to receive one or more bonuses during any calendar year in accordance with the terms set forth in Schedule 5.2.1, attached hereto.

          5.2.2. Expenses: The Employee shall be entitled, in accordance with the Company's standard policy in effect from time to time, to be reimbursed for expenses (Hotza'ot Eshel) incurred in Israel and abroad in connection with Company business against receipt by the Company of appropriate vouchers, receipts or other proof of the Employee's expenditures.

          5.2.3. Continuing Education Fund: The Employee shall be entitled to participate in the Company's continuing education fund (Keren Hishtalmut). The Company shall contribute an amount equal to five percent (5%) of the Employee's Global Salary and shall deduct two and a half percent (2.5%) of the Employee's Global Salary and transfer it as the Employee's contribution. The Employee consents to the deduction of this amount as his contribution to the continuing education fund. These contributions will be calculated up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. If the amount of the Company's contribution is greater than permitted by those regulations, the Employee shall not have the right to receive the excess amount.

          5.2.4. Medical License Expense: The Company shall reimburse the Employee for expenses incurred by him in connection with the maintenance of his medical license in the United States, including, but not limited to, the costs of any continuing medical education ("CME") required as a condition of such license.

          5.2.5. Automobile Maintenance: The Employee shall be entitled to receive reimbursement on a before-tax basis for the upkeep and maintenance entailed in the use of his personal automobile for business purposes up to an annual maximum of $12,000 per year.

          5.2.6. Telephone: The Company shall pay or reimburse the Employee for the costs of a cellular telephone, a car phone and a telephone line installed at his home and for the telephone charges billed thereto during the term of his employment after deducting the cost of the Employee's itemized personal calls. The Company shall reimburse the Employee for the itemized costs of telephone calls made for the Company's business purposes billed to any of Employee's personal telephones. If the Employee incurs any income tax liability under Israeli law for such payment or reimbursement, the Company will also pay the Employee an amount equal to such tax liability (including any tax incurred because of the payment described in this sentence.)

          5.2.7. Reserve Duty: The Employee shall be entitled to receive his full Global Salary and other payments while performing reserve duty, provided that any amount received by the Employee from the I.D.F. or any other source (excluding Damei Calcala) is transferred to the Company or, in the alternative, an amount equal to that received from the I.D.F. or any other source is deducted from the Global Salary payable to the Employee.

          5.2.8. Annual Leave and Recreation Pay (Damei Havra'a): The Employee shall be entitled to thirty (30) working days of paid annual leave each year. It is the intention of the Company that the Employee utilize at least ten (10) working days of paid annual leave each year. To the extent that such ten (10) working days of paid annual leave are not utilized by the Employee, they shall be forfeited at the end of each calendar year. In addition, the Employee shall not be allowed to accrue more than thirty (30) working days of annual leave except in unusual circumstances and with the permission of the Board of Directors of the Company. Subject to the requirement that at least ten
          (10) working days of paid annual leave be utilized by the Employee in each calendar year or be forfeited, should the Employee's annual leave balance exceed thirty (30) working days at the end of any calendar year, the excess number of days shall be paid out in accordance with the provisions of the Annual Leave Law - 1951. The Company shall also pay the Employee for five (5) days of recreation (damei havra'a) each year in accordance with the law and the normal practice of the Company in effect from time to time.

          5.2.9. Sickness and Disability Insurance: The Employee shall be entitled to the number of days for sick leave permitted by law. Compensation for sick days utilized shall be paid according to his Global Salary only upon the presentation of medical documentation as required by the Company. The Employee shall be covered by disability insurance that provides monthly compensation. The cost of such insurance shall be borne by the Company. Notwithstanding the foregoing, the Employee shall not be entitled to receive compensation for sick leave if such compensation is covered by the Employee's disability insurance referred to above. However, should the amounts received by the Employee pursuant to such disability insurance be less than the amount that is properly payable as compensation for the Employee's available sick leave, according to the Global Salary, the Company shall pay the difference. It is understood and agreed that unused sick leave cannot be redeemed by the Employee. For the avoidance of doubt, it is understood and agreed that the payments made by the Company in consideration of sick leave covers all obligations of the Company pursuant to the Sick Leave Law - 1976.

  5.3.  Pension Benefits and Severance Payments

          5.3.1. The Company will pay into a Provident Fund (Kupat Gemel) (in the meaning of paragraph 47 of the Income Tax Ordinance) in the form of Manager's Insurance or another form according to the Employee's choice and the Company's agreement, an amount equal to thirteen and one third percent (13 1/3 %) from the monthly Global Salary paid to the Employee, and the Employee will pay, on his own account, an amount equal to five percent (5%) from that Global Salary. The Employee agrees that the Company shall be entitled to deduct the Employee's contribution (5%) from the Global Salary. For the avoidance of doubt, it is clarified that under no circumstance shall the

          Company's contribution exceed thirteen and one third percent (13 1/3 %) of the Global Salary in any one month.

          5.3.2. Five percent (5%) of the thirteen and one third percent (13 1/3 %) that the Company contributes as set forth above and the five percent (5%) the Employee contributes, together with linkage and interest on the contributions, will be treated as pension benefits for the Employee or his survivors. The remaining eight and one third percent (8 1/3 %) of the Company's contribution, together with linkage and interest on that portion, will be utilized to pay severance benefits to the Employee or his descendants in the event of the termination of his employment with the Company, except in those circumstances discussed below.

          5.3.3. In the event that the Employee chooses Manager's Insurance, the policy shall belong to the Company as long as it employs the Employee and it makes the required payments on the policy. The payments made into the Kupat Gemel pursuant to paragraph 5.3.1, above, shall fulfill the Company's obligation for severance payment pursuant to the Severance Compensation Law - 1963. Upon the termination of the Employee's employment, for whatever reason, and upon his final departure from the Company, the Employee or his successors shall be entitled to receive the ownership of all rights which have accrued on his behalf in the Kupat Gemel or the ownership of the Manager's Insurance policy, as appropriate and subject to the provisions of section 6, below.

          5.3.4. In the event that there is a difference in the Employee's favor between the amount to which he is entitled to receive pursuant to the Severance Compensation Law - 1963 and the severance payment amount (including linkage and interest) that is in the Kupat Gemel or Manager's Insurance policy, the Company shall pay that difference. The Company shall be obligated to pay such difference whether the termination of the Employee's employment is at the Employee's initiative or the Company's, except in the case of termination pursuant to paragraphs 6.4 and 6.5, below. For the avoidance of doubt, it is understood that in the event that the severance payment amount (including linkage and interest) that is in the Employee's Kupat Gemel or Manager's Insurance policy exceeds the amount to which he is entitled to receive as severance compensation pursuant to the Severance Compensation Law - 1963, the difference shall not be transferred to the Employee, including to his pension account, but shall be the property of the Company.

6. Termination of Employment

     6.1. Either party may terminate the Employee's employment with the Company without cause, or the Employee may terminate his employment for "just cause", at any time upon three (3) month's notice. The Company shall have the right, in its sole discretion, to require the Employee to continue working for the Company during the notice period. For the purposes of this Agreement, "just cause" shall mean (
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     6.2. The Employee's employment shall be terminated by his death or disability. (For purposes of this section, "disability" shall be deemed to have occurred if the Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 consecutive days or 180 days in any twelve month period.) Should the Employee's employment be terminated as a result of his death, the benefits granted in paragraph 6.3, below, shall be granted instead to his lawful heir or heirs.

     6.3. In the event the Employee's employment is terminated (a) by the Company without cause, or because of his death or disability, or (b) by the Employee for "just cause", he shall be entitled to continue to receive his annual salary for fifteen (15) months following his last day of actual employment by the Company. Such amount shall be in addition to any salary he entitled to receive during or in consideration for the notice period set forth in paragraph 6.1, above, and any severance payment he is entitled to receive according the provisions of the Severance Compensation Law - 1963. In addition, the Board of Directors shall take the necessary steps so that
     (a) any outstanding, but unvested, options granted to the Employee shall vest upon the effective date of his termination; and (b) the period during which the Employee shall be permitted to exercise such options shall be extended to two (2) years from the effective date of his termination as defined in the Share Option Plan governing the options in question.

     6.4. Notwithstanding the foregoing, the Company may terminate the Employee immediately and without prior notice in the following circumstances: (a) a material breach of the Employee's obligations pursuant to paragraphs 8.8,
     8.9 and 8.9 (confidentiality and non-competition); (b) a material breach by the Employee of any other provision of this Agreement, which is not cured by the Employee within fifteen (15) days after receiving notice thereof from the Company containing a description of the breach or breaches alleged to have occurred; (c) the habitual neglect or gross failure by the Employee to adequately perform the duties of his position; or (d) any criminal action connected to his employment with the Company or his place of employment.

     6.5. In the event that Employee's employment has been terminated in accordance with paragraph 6.4, above, the Employee shall not be entitled to receive any of the severance payments set forth in paragraphs 5.3.4 and 6.3, above but shall be entitled to receive any salary or bonus accrued to the date of termination.

    6.6 In the event that Employee's employment is terminated by him for "just cause"has been terminated in accordance with paragraph 6.4, above, the Employee shall not be entitled to receive any of the severance payments set forth in paragraphs 5.3.4 and 6.3, above but shall be entitled to receive any salary or bonus accrued to the date of termination

7. Taxes and Other Payments

     7.1. Unless otherwise specifically provided for in this Agreement, the Company shall not be liable for the payment of taxes or other payments for which the Employee is responsible as result of this Agreement or any other legal provision, and the Employee shall be personally liable for such taxes and other payments.

     7.2. The Employee hereby agrees that the Company shall deduct from his Global Salary the Employee's national insurance fees, income tax and other amounts required by law or the terms of this Agreement. The Company shall provide the Employee with documentation of such deductions.

8. The Obligations of the Employee

     8.1. The Employee agrees to devote his entire business time, energy, abilities and experience to the performance of his duties, effectively and in good faith.

     8.2. During the period of his employment, the Employee shall not be employed, whether or not during regular business hours, for pay by any other party other than the Company. The Employee must receive the prior written consent of the Company before assuming an unpaid position outside the Company. Notwithstanding the foregoing, the Employee may, with the written permission of the Chairman of the Board of Directors, become a member of the Board of Directors of another company and may accept any compensation in connection with such position.

     8.3. The Employee agrees to immediately inform the Company of any Company issue or transaction in which the Employee has a direct or indirect personal interest and/or where such issue or transaction could cause a conflict of interest for the Employee in the fulfillment of his responsibilities as an employee of the Company.

     8.4. The Employee hereby gives irrevocable instructions and permission to the Company to deduct from any amounts owed to the Employee by the Company, including amounts payable as severance compensation, (a) any debt he has or will have to the Company; and/or (b) any amount that was wrongfully or mistakenly paid to him by the Company. Any such amounts to be deducted shall be calculated in real terms as of the date of the deduction, including linkage to cost of living index.

     8.5. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of the Employee ("Key Man Life Insurance") in such amounts and in such form or forms as the Company may choose. The Employee shall cooperate with the Company in procuring such insurance and shall, at the Company's request, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Neither the Employee nor any of his dependents shall have any interest whatsoever in any such policy or policies or in the proceeds thereof.

     8.6. The Employee declares that the terms and conditions of his employment are personal and confidential and will not be disclosed by him.

     8.7. The Employee declares that he is free to enter into this Agreement and that he has no obligations of any kind to any third party that would impair this Agreement, either as an employee or an independent contractor. The Employee further declares that as long as he remains an employee of the Company, he will not incur any such obligations.

     8.8. The Employee agrees to keep confidential (a) all professional, scientific, commercial, and business information; and (b) any other information or document that comes to the Employee's knowledge in connection with the affairs of the Company (collectively, the "Confidential Information"), and agrees not to use or exploit the Confidential Information or to disclose it to any third party where such use, exploitation or disclosure in not directly related to the affairs of the Company, unless the Company gives prior written authorization of such disclosure.

     8.9. The Employees agrees that during his employment by the Company and thereafter he (a) will not disseminate or otherwise make use of the Confidential Information or of other non-public information of which he learned while working for the Company, except where such dissemination or use is directly related to the affairs of the Company; (b) will maintain the confidentiality of the Confidential Information; and (c) will not in any way act to injure the reputation of the Company or any of its affiliated companies.

     8.10 The Employee understands and recognizes that his services to the Company are special and unique. Therefore, he agrees that during the term of this Agreement and for one (1) year after the termination for any reason of his employment, he shall not be employed in or give any services to any business or third party that directly competes with the business of the Company or whose activities directly conflict with the activities of the Company, unless the Board of Directors of the Company's parent has given his explicit written consent prior the commencement of such employment or the giving of such services. For the purposes of this Section 8.10, the business of the Company means the discovery, development and commercialization of drug candidates as described on the Company's Registration Statement on Form S-1 filed with the Securities Exchange Commission on May __, 2000, provided that the business of the Company shall include any additional business activity undertaken by the Company after the date of this Agreement.

     8.11. Upon termination of his employment, the Employee agrees to assist the Company with an orderly transition of his responsibilities and to return to the Company any documents, information and/or materials that were given to him or which were created by him in connection with his employment.

9. Intellectual Property Rights

     9.1. The Employee declares that he is aware that anything that is done by him in the Company or in connection with the Company, whether it be an invention, a discovery, or the development of an idea or a thing, all within the framework of the Company's business (the Development") shall belong to and be controlled by the Company, unless the Board of Directors shall, in writing, direct otherwise.

     9.2. The Company shall have the right to fully utilize and exploit the Development, as it sees fit, including changing it, registering part or all of it as a patent, whether in Israel or abroad, selling it, transferring it to a third party, all without being required to either receive the Employee's consent or pay the Employee any additional payment for such Development apart from any payment he receives pursuant to this Agreement.

     9.3. The Development and any subsequent intellectual property arising therefrom shall remain the sole property of the Employer even after the Employee's employment terminates for any reason. The termination of this Agreement, whether due to its breach or its own terms, shall not impair the Company's exclusive rights in the Development. Notwithstanding the termination of this Agreement, the Board of Directors shall have the discretion to award the Employee a cash payment in accordance with the terms of paragraph 5.2.1, above, as a result of any Development or subsequent intellectual property arising therefrom developed primarily by the Employee.

     9.4. The Employee may not do anything with the Development or any related materials without the knowledge and prior consent of the Company. The Employee declares that he neither has nor will have any rights in the Development or its fruits and that all rights to the Development and its fruits shall fully reside in the Company.

     9.5. Even in the event that at the time of the termination of the Employee's employment for any reason the Development has not been completed, the Employee shall be prohibited from any continued activity in connection with the subject of the Development, alone or in concert with others, that is not explicitly allowed in writing by the Company. The Company alone will be the sole owner of the uncompleted Development and shall have the sole right to complete the Development or to take any other action in connection with the Development.

10. Indemnification

The Company shall take whatever steps are necessary to establish a policy of indemnifying its officers, including, but not limited to the Employee, for all actions taken in good faith in pursuit of their duties and obligations to the Company. Such steps shall include, but shall not necessarily be limited to, the obtaining of an appropriate level of Directors and Officers Liability coverage.

11.  General

     11.1. It is agreed that the provisions of this Agreement represent the full scope of the agreement between the parties and that neither side shall be bound by any promises, declarations, exhibits, agreements or obligations, oral or written, that are not included in this Agreement prior to its execution, provided that this Agreement and any binding employment agreement between Employee and the Company's parent shall be interpreted as a single agreement. Any changes or amendments to this Agreement must be in writing and signed by both parties.

     11.2. This Agreement shall be governed by, and construed and interpreted under, the laws of the State of Israel. The parties agree that any legal claim lodged by one party against the other arising from the terms of this Agreement shall be adjudicated only by the appropriate court in Jerusalem, Israel.

     11.3. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

     11.4. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

     11.5 The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective or any purpose whatsoever unless such waiver is in writing and signed by such party.

     11.6 The headings of Sections are inserted for convenience and shall not affect any interpretation of this Agreement.

12.  Notices

    12.1. A notice that is sent by registered mail to a party at its address as set forth in paragraph 12.2, below, shall be deemed received three (3) days after its posting, and the receipt stamped by the post office shall represent definitive evidence of the date of mailing.

    12.2.  The addresses of the parties for the purposes of this Agreement are:

      Company:

      216 Jaffa Road
      Jerusalem 94383

      Employee:

      40 Segal Street
      Jerusalem  97289


IN WITNESS WHEREOF the parties have hereunto set their hands at the place and on the date first above written.


COMPANY                                    EMPLOYEE

/s/ Bob Trachtenberg                      /s/ Morris Laster
______________________________            ______________________
By: Bob Trachtenberg                      Morris Laster
    Secretary

                                  SCHEDULE 5.2.1
                                  --------------

Upon the completion of any the following milestones, the Company shall pay the Employee a cash bonus in the amount of $75,000: upon (a) the approval of an IND filed by the Company; and/or (b) a transaction with a strategic partner having a value (as determined in good faith by the Board of Directors) in excess of $10,000,000; and/or (c) the closing of an initial public offering of the shares of the Company for net proceeds to the Company, aggregating not less than $10,000,000. The bonuses paid to the Employee in any one calendar year shall not exceed one hundred percent (100%) of his Global Salary in effect during the beginning of such calendar year (the "Maximum Annual Bonus"). The Board of Directors may, but is not required, to pay to the Employee such portion of the Maximum Annual Bonus as it may decide if, in its opinion, the Company has made a significant advances towards the completion of any milestone. For purposes of this Schedule 5.2.1, the achievement by the Company's parent or one of its subsidiaries of any of the aforementioned milestones shall constitute achievement by the Company of such milestones.